UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20546

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 19, 2006

Horizon Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-10792	35-1562417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Square, Michigan City, Indiana		46360
(Address of Principal Executive Offices)		(Zip Code)

(219) 879-0211
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On July 19, 2006, Horizon Bancorp, Horizon Bank, N.A. (a wholly owned subsidiary of Horizon Bancorp) and Horizon Trust and Investment Management, N.A. (a wholly owned subsidiary of Horizon Bank, N.A.) (the “Trust Company”), which are referred to collectively herein as the “Company,” entered into an Employment Agreement with Lawrence J. Mazur, the current President and CEO of the Trust Company (the “Executive”). The term of the Employment Agreement is five years. In addition, on July 19, 2006, Horizon Bancorp and the Executive entered into an agreement to amend the Executive’s Restricted Stock Award Agreement for shares he was granted on August 2, 2004.

The Executive’s Employment Agreement provides for a change in the Executive’s duties and responsibilities whereby the Executive will assume the role as the Trust Company’s Chief Estate and Financial Planning Advisor. The Executive’s new duties will allow the Trust Company to focus its attention on the needs of the affluent and their families by capitalizing on his expertise. The Executive will continue to act as President and CEO of the Trust Company until such time as a new President and CEO is selected.

Pursuant to the Employment Agreement, the Executive’s base salary will be $158,000 for 2006, $140,000 for 2007 and $100,000 per annum from 2008 through expiration of the Employment Agreement (the “Base Salary”). In addition, the Executive will be paid commissions on new trust business he originates during any calendar year beginning on or after January 1, 2007.

Under the Employment Agreement, the Executive may terminate his employment upon 30 days’ written notice. The Executive may also terminate his employment for Good Reason (as defined in the Employment Agreement) within two years of a Change in Control (as defined in the Employment Agreement). The Company may terminate the Executive’s employment at any time upon 30 days’ written notice without Cause (as defined in the Employment Agreement) and immediately for Cause (subject to a limited right to cure) or in the event of a Disability (as defined in the Employment Agreement).

If the Company terminates the Executive’s employment other than for Cause prior to a Change in Control, he will receive an amount equal to the sum of his Base Salary for the six-month period immediately prior to the date of termination plus commissions equal to 50% of the Commissions earned by the Executive in the four completed calendar quarters preceding the date of termination. If within two years after a Change in Control of the Company, the Executive is terminated without Cause by the Company or the Executive terminates his employment for Good Reason, the Executive will be paid an amount equal to his Base Salary and his Commissions (or, if prior to 2007, his cash bonus) for the prior two years.

The Employment Agreement also protects confidential business information of the Company and protects the Company from competition and client and customer solicitation by the Executive for specified periods following termination of his employment.

Horizon Bancorp agreed to amend the Executive’s Restricted Stock Award Agreement as an additional incentive for the Executive to enter into the Employment Agreement. The amendment provides for the acceleration of the five-year cliff-vesting schedule in the Restricted Stock Award Agreement if the Executive is terminated by the Company without Cause, in which case, the vesting schedule is 20% per year commencing one year after the effective date of the amendment.

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated July 19, 2006, among Horizon Trust & Management, N.A., Horizon Bank, Horizon Bancorp and Lawrence J. Mazur.
10.2	Amendment to Horizon Bancorp Restricted Stock Award Agreement, dated July 19, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 19, 2006	Horizon Bancorp

	By:	/s/ Craig M. Dwight
Craig M. Dwight, President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Location
10.1	Employment Agreement, dated July 19, 2006, among Horizon Trust & Management, N.A., Horizon Bank, Horizon Bancorp and Lawrence J. Mazur.	Attached
10.2	Amendment to Horizon Bancorp Restricted Stock Award Agreement, dated July 19, 2006.	Attached